Exhibit 99.1

Couchbase Appoints Alvina Antar to Board of Directors

Santa Clara, Calif. – December 2, 2021 – Couchbase, Inc. (NASDAQ: BASE), provider of a leading modern database for enterprise applications, today announced Alvina Antar, chief information officer at Okta, has joined its board of directors. Antar is an IT executive with over 20 years of experience in business acceleration, technology transformation and operational excellence.

“Alvina is a proven technology leader with deep experience driving business transformation through IT modernization, cloud adoption and a customer-centric approach,” said Matt Cain, president and CEO of Couchbase. “We are thrilled to welcome Alvina to Couchbase’s board of directors. Her depth of knowledge in enterprise transformation and consumption based business models will benefit both our growth strategies and world class culture.”

Antar currently serves as the CIO at Okta, the leading identity provider, where she leads a Business Technology organization focused on accelerating Okta’s success through trusted and innovative delivery of process, technology and data solutions. Prior to Okta, she spent six years as Zuora’s first CIO and spent 17 years at Dell in various leadership roles. She has a passion for building community and co-founded the Silicon Valley CIO Women’s Network, is a member of the Girls in Tech’s Board of Directors which is dedicated to erasing the gender gap in tech and is on the advisory board of BUILD, a nonprofit serving youth in under-resourced communities through entrepreneurship.

“I am thrilled to join Couchbase’s board at this exciting time as data, in all its forms, plays a crucial role in business success,” said Antar. “In our digital world, developers are powering web and mobile applications through flexible, high performance modern database technology. I’m honored to be a part of this incredible team as Couchbase continues to grow and accelerate strategic modernization initiatives for customers.”

About Couchbase

At Couchbase, we believe data is at the heart of the enterprise. We empower developers and architects to build, deploy, and run their most mission-critical applications. Couchbase delivers a high-performance, flexible and scalable modern database that runs across the data center and any cloud. Many of the world’s largest enterprises rely on Couchbase to power the core applications their businesses depend on. For more information, visit www.couchbase.com.

Couchbase®, the Couchbase logo and the names and marks associated with Couchbase’s products are trademarks of Couchbase, Inc. All other trademarks are the property of their respective owners.

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